Exhibit 99.1

California Pizza Kitchen, Inc. Reports Preliminary Second Quarter 2009 Results; Increases Earnings Guidance to $0.24-$0.25 from $0.18-$0.20 Per Diluted Share

LOS ANGELES--(BUSINESS WIRE)--July 8, 2009--California Pizza Kitchen, Inc. (Nasdaq: CPKI) announced today that revenues decreased 3.2% to $170.9 million for the second quarter ended June 28, 2009 versus $176.6 million in the second quarter ended June 29, 2008. Full service comparable restaurant sales decreased approximately 6.5% compared to a 1.5% increase in the second quarter last year.

During its May 7, 2009 conference call, the Company forecasted comparable restaurant sales of negative 5.5% to negative 6.5% and second quarter earnings in the range of $0.18-$0.20 per diluted share. Based on second quarter results and the Company’s continued focus on operating efficiencies, management is increasing its earnings guidance range to $0.24-$0.25 per diluted share.

Rick Rosenfield and Larry Flax, co-CEOs of California Pizza Kitchen, Inc., stated, “Our preliminary second quarter results and increased earnings guidance reflect the progress we’ve made with regard to managing costs and driving operating efficiencies as our industry continues to face significant pressure on the revenue line. For the period, our Thank You Card promotion was successful and we’re pleased that new restaurant openings are experiencing strong weekly sales averages. We look forward to several new, creative sales initiatives which are underway for the third quarter and remain cautiously optimistic as we enter a period where comparable restaurant sales ease.”

In addition, the Company reduced its outstanding debt by $17.0 million during the second quarter to a $50.0 million balance at quarter end.

During the second quarter, the Company added three full service restaurants in Norcross, Georgia, and Sacramento and Valencia, California. In addition, one of the Company's franchise partners opened a full service restaurant in Guadalajara, Mexico.

The Company intends to release its second quarter earnings on August 6, 2009 at approximately 4:00 pm ET with a conference call to follow on the same day at approximately 4:30 pm ET. A webcast of the conference call will be accessible at www.cpk.com.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. The average guest check is approximately $14.30. As of July 8, 2009 the Company operates, licenses or franchises 255 locations, of which 208 are company-owned and 47 operate under franchise or license agreements. The Company also has a licensing agreement with Kraft Pizza Company which manufactures and distributes a variety of California Pizza Kitchen premium frozen products.

This release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "anticipate," “guidance” and similar words.

Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Our actual results may and will likely differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are deteriorating economic conditions, revenue from third party licensees and franchisees, changing consumer preferences and demands, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our exposure to the California market and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:
California Pizza Kitchen, Inc.
Sarah Grover (media) or Sue Collyns (investors), 310-342-5000